Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Closes $250MM from GSO Capital Partners

Houston, August 18, 2008 – Cheniere Energy, Inc. (AMEX: LNG) announced today that funds led by GSO Capital Partners LP and its affiliates have closed a $250 million senior secured convertible loan agreement with Cheniere Common Units Holding LLC, a subsidiary of Cheniere Energy, Inc. Proceeds will be used to repay the $95 million bridge loan obtained in May 2008, fund a reserve account for payments under Cheniere Marketing, Inc.’s Terminal Use Agreement with the Sabine Pass LNG receiving terminal, and for general corporate purposes.

“We believe that this capital investment, combined with our recent restructuring and significant reduction of annual expenses, will provide us with sufficient liquidity to operate our business for a minimum of three years, whether or not we are successful in our plan of securing cargoes or additional third party long-term terminal use agreements,” said Charif Souki, Chairman, CEO and President. “Through our strategic options process, we have identified GSO as the ideal partner to provide the Company with additional liquidity and operating flexibility. GSO is a long-term investor committed to our Company’s success and we look forward to returning our focus to our business plan of maximizing the value of the 2.0 Bcf/d of regasification capacity held at the Sabine Pass terminal.”

“Cheniere owns and operates world-class assets in both the Sabine Pass Terminal and Creole Trail Pipeline, and our investment is designed to provide the Company with needed time to realize the value of those assets for its shareholders,” said Dwight Scott, Managing Director at GSO. “Charif has built an excellent team with the operational, marketing and financial skills needed for success in the international LNG markets, and we are excited to have the opportunity to work with them in the years ahead.”

The ten year $250 million senior secured convertible loans bear an annual interest rate of 12%, which will accrue for the first three years. The loans have optional put rights in the third quarter of 2011, 2013 and 2015 with an ultimate maturity in August 2018. The loans are secured by Cheniere’s rights and fees payable under management services agreements with the Sabine Pass terminal and its owner, Cheniere Energy Partners, L.P. (AMEX: CQP), by Cheniere’s common units in CQP, by the equity and non-real property assets of Cheniere’s pipeline entities, by the equity of various other subsidiaries and certain other assets and subsidiary guarantees.

The principal amount of $250 million can be exchanged in whole or in part, at any time, for a newly-created series of preferred stock, with aggregate voting rights limited to 19.99% of the total voting rights of the common and preferred stock. The preferred stock is exchangeable into 50 million shares of common stock at a conversion price of $5.00 per share pursuant to a broadly syndicated offering. In connection with this transaction, Cheniere Energy, Inc. has increased the number of its directors from nine to twelve and has added two directors designated by GSO. An additional independent director approved by the Cheniere Board and GSO will be added within 30 days. Additionally, the general partner of Cheniere Energy Partners, L.P. has increased its number of directors, adding an additional director designated by GSO.

D. Dwight Scott and Jason New, both Senior Managing Directors at GSO, will join the Cheniere Board. James Bennett, a Managing Director at GSO, will join the Board of the general partner of Cheniere Energy Partners, L.P.

About Cheniere Energy, Inc.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information on the agreement, please refer to the Cheniere Energy, Inc. Current Report filed on Form 8-K filed with the Securities and Exchange Commission.

About GSO Capital Partners

GSO Capital Partners LP is a leading credit-oriented alternative asset manager with approximately $25 billion of assets under management. GSO manages senior debt funds, hedge funds and mezzanine funds focused on the leveraged finance marketplace. GSO was acquired by The Blackstone Group L.P. in March 2008, following which Blackstone’s debt investment businesses were combined with GSO’s operations. Further information is available at www.blackstone.com/maam/gso.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

Investors:
Christina Cavarretta
713-375-5104

Media:
Diane Haggard
713-375-5259

SOURCE: Cheniere Energy, Inc.